Exhibit 16.1
March 7, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated March 7, 2024, of Marqeta, Inc., and are in agreement with the statements contained in paragraphs one through six therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP